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                                                                     Exhibit 5.2
FASKEN MARTINEAU DuMOULIN LLP
Barristers and Solicitors
Patent and Trade-mark Agents                                      FASKEN
                                                               MARTINEAU  [LOGO]
Stock Exchange Tower
Suite 3400, P.O. Box 242
800 Place Victoria
Montreal, Quebec, Canada H4Z 1E9

514 397 7400  Telephone
514 397 7600  Facsimile



November 24, 2004



The Jean Coutu Group (PJC) Inc.

Dear Sirs:

RE:  THE JEAN COUTU GROUP (PJC) INC.
     EXCHANGE OFFER FOR US$350,000,000 7 5/8% SENIOR NOTES DUE 2012 ("SENIOR NOTES") AND US$850,000,000 8 1/2 % SENIOR
     SUBORDINATED NOTES DUE 2014 ("SENIOR SUBORDINATED NOTES")

We have acted as Canadian counsel to The Jean Coutu Group (PJC) Inc. (the "Issuer") as well as to the Canadian entities listed in Schedule A attached hereto (each such entity, a "Canadian Guarantor" and, collectively, the "Canadian Guarantors") in connection with the offer by the Issuer to exchange up to of an aggregate principal amount of US$350,000,000 7 5/8% Senior Notes due 2012 and US$850,000,000 8 1/2 % Senior Subordinated Notes due 2014 (collectively, the "Exchange Notes") as described in the registration filed with the U.S. Securities and Exchange Commission on November 24, 2004. The obligations of the Issuer under the Senior Notes are guaranteed by, among others, the Canadian Guarantors pursuant to the terms of an indenture relating to the Senior Notes dated as of July 30, 2004 between the Issuer and the Bank of New York, as trustee, and the Canadian Guarantors, among others, and the obligations of the Issuer under the Senior Subordinated Notes are guaranteed, among others, by the Canadian Guarantors pursuant to an indenture relating to the Senior Subordinated Notes dated as of July 30, 2004 among the Issuer, Wells Fargo Bank, N.A., as trustee, and the Canadian Guarantors, among others (collectively the "Canadian Guarantees").

For the purposes of our opinions, we have considered such questions of law and we have examined public and corporate records, certificates, instruments, agreements and other documents as we have deemed necessary or useful in expressing the opinions hereinafter set forth.

For the purposes of the opinions expressed herein, we have assumed (without independent investigation or verification):

     (a) the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as photostatic, certified, notarially certified, facsimile or conformed copies,


  VANCOUVER    CALGARY    YELLOWKNIFE    TORONTO    MONTREAL     QUEBEC CITY
  NEW YORK                         LONDON                       JOHANNESBURG

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          or copies otherwise reproduced by electronic means, the genuineness and authenticity of all signatures on all documents submitted to us, the completeness and accuracy of all documents submitted to or obtained by us, and the legal capacity of all natural persons;

     (b) the minute books of the Issuer in our possession are accurate and complete in all respects; and

     (c) at the time of any distribution of or trade in securities hereinafter referred to, no effective order, ruling or decision issued or granted by a securities commission, court of competent jurisdiction, regulatory or administrative body having jurisdiction is in effect that has the effect of restricting any such distribution or trade or affecting any person who engages in such distribution or trade.

The opinions set out below are limited to the laws currently in force in the Provinces of Quebec and Ontario (the "Relevant Provinces").

Based on and relying upon and subject to the foregoing, we are of the opinion that the execution and delivery of the Exchange Notes and the Canadian Guarantees by each of the Issuer and the Canadian Guarantors and the performance of its respective obligations thereunder do not contravene (i) any provision of applicable corporate laws of the Relevant Provinces or the federal laws of Canada applicable therein, or (ii) the constating documents and bylaws (as applicable) of each of the Issuer and the Canadian Guarantors.

This letter is solely for your benefit in connection with the filing of the registration statement referred to above and is not to be used or relied upon by any other person or for any other purpose, or to be distributed to any other person, without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours truly,


(signed) FASKEN MARTINEAU DuMOULIN s.r.l.
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                                   Schedule A



Paterson's Pharmacies Limited

Centre d'information RX Ltee/RX Information Center Ltd.

Services Securivol Inc.